CLINICAL DATA NAMES RANDAL J. KIRK NEW CHAIRMAN

NEWTON, MA – December 22, 2004, Clinical Data, Inc. (NASDAQ:CLDA) announced today that its Board of Directors has named Randal J. Kirk to the position of Chairman of the Board effective as of December 16, 2004. Previously, Israel M. Stein, M.D., Clinical Data’s President and Chief Executive Officer, had also served in the position of Chairman of the Board.

Mr. Kirk, who is the Chairman and Senior Managing Director of Third Security, LLC, a private investment and advisory firm based in Radford, Virginia, became a Director of Clinical Data in September 2002. Mr. Kirk also serves as Chairman, President, and Chief Executive Officer of New River Pharmaceuticals Inc. (NASDAQ:NRPH), a specialty pharmaceutical company; and as a director of several other firms. Mr. Kirk also serves on the Board of Visitors of Radford University, as a member of the Board of Directors of the Radford University Foundation, Inc., as a member of the Virginia Bioinformatics Institute Policy Advisory Board, and on the Board of Directors of Tek.Xam Foundation.

"As the Chairman, I will bring to bear the full perspective of the Board in guiding the Company and assisting Dr. Stein in realizing the Company’s future potential. Dr. Stein, as President and CEO, as his past success has demonstrated, will continue to be responsible for executing our strategy and managing the company’s operations," Mr. Kirk noted.

Dr. Stein commented, "In his new role, RJ will be able to play a more active part in supporting the senior management team in the execution of our company’s overall strategic objectives. We welcome the strong track record of success RJ brings to the position of Clinical Data’s Chairman as we look toward executing new strategic initiatives in the coming year. I look forward to continuing our close collaboration with RJ in his new role in helping Clinical Data achieve new levels of success."

Clinical Data, Inc., through its domestic and foreign subsidiaries, focuses on the needs of physician offices and smaller clinical laboratories. The Company provides a complete range of products and consulting services to the growing physician office laboratory market and offers blood chemistry instrumentation and diagnostic assays to clinics and small hospitals worldwide.

Except for any historical information contained in this press release, the matters discussed herein constitute forward looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Actual results could differ materially from those expressed in such statements and readers are referred to the Company’s SEC reports and filings, including the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2004, filed with the SEC on June 28, 2004, and the Company’s Quarterly Reports on Form 10-QSB for quarters ended June 30, 2004, and September 30, 2004, filed with the SEC respectively on August 12, 2004, and November 12, 2004.